Exhibit 10.1

CONSENT OF MAJORITY PARTICIPANTS

This Consent of Majority Participants (this “Consent”), dated July 10, 2008, is being given by each of the participants identified on the signature pages hereto (each a “Participant”) pursuant to the purchase agreement dated as of March 31, 2008 (the “Purchase Agreement”), by and between Thornburg Mortgage Inc. (the “Company”) and each of the investors designated on the signature pages thereto as a “Subscriber”. Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Purchase Agreement.

WHEREAS, the terms of the Purchase Agreement provide that the Company shall use its best efforts to commence and complete self-tenders for at least 90% of the aggregate liquidation preference of its outstanding preferred stock and at least 66 2/3% of the aggregate liquidation preference of each series of its outstanding preferred stock (the “Tender Offer”), at a price of $5 in cash per $25 of liquidation preference plus shares of Common Stock representing an aggregate of 5% of the Common Stock outstanding on a fully diluted basis after giving effect to such issuance and all anti-dilution adjustments under all existing instruments and agreements;

WHEREAS, Section 6.2 of the Purchase Agreement provides that a Triggering Event (as defined in the Purchase Agreement) requires that the Tender Offer shall have been completed on the terms described therein or as otherwise consented to in writing by the Majority Participants (as defined in the Principal Participation Agreement, dated as of March 31, 2008 (the “Principal Participation Agreement”), among the Company and the participants thereof);

WHEREAS, the Company now desires to modify the conditions for a Triggering Event to occur under the Purchase Agreement by eliminating the requirement that the Tender Offer result in the tender of at least 90% of the aggregate liquidation preference of the Company’s outstanding preferred stock; and

WHEREAS, pursuant to Section 6.2 of the Purchase Agreement, the Company is hereby requesting the written consent of Participants constituting the Majority Participants to permit the Company to successfully complete the Tender Offer.

NOW THEREFORE, the undersigned Participants hereby consent to the elimination of said requirement that at least 90% of the aggregate liquidation preference of the Company’s outstanding preferred stock be tendered.

It is understood and agreed that this Consent will not: (i) limit, impair, constitute a waiver of or otherwise affect any right, power or remedy of any party under the Purchase Agreement or the transactions and covenants contemplated thereunder; or (ii) constitute a waiver of any provision in the Purchase Agreement or any transactions and covenants contemplated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Consent of the Majority Participants is agreed and accepted as of the day and year first above written.

SUBSCRIBER:

Company Name:

By:

Name:

Title:

Participant’s Percentage (as defined in the Principal Participation Agreement)